EXHIBIT 99.1

Investor Contact:	Sheree Aronson
(714) 247-8290
investors@amo-inc.com

Media Contact:	Pilar Barrigas
(714) 247-8351
pilar.barrigas@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES

THIRD-QUARTER RESULTS

■    Revenue Climbs 8.5% on Solid Sales in Ophthalmic Surgical and Eye Care Businesses

■    Pro Forma Earnings per Share Rise 15% to $0.23

■    Company Provides Guidance for 2004 Revenue and Earnings Per Share

(SANTA ANA, CA), October 23, 2003 – Advanced Medical Optics, Inc. (AMO) [NYSE: AVO], a global leader in ophthalmic surgical devices and eye care products, today announced financial results for the quarter ending September 26, 2003. Net revenue in the third quarter rose 8.5 percent over the same period last year to $151.2 million, reflecting solid sales gains in the Company’s ophthalmic surgical and eye care businesses.

On a pro forma basis, net income for the third quarter of 2003 was $6.9 million, or $0.23 per diluted share. The costs associated with the Company’s recapitalization and early retirement of debt in the third quarter caused a reported net loss of $3.7 million, or $(0.13) per share, compared to reported net income of $5.8 million, or $0.20 per diluted share, in the same quarter last year.

Following its spin-off from Allergan in June 2002 and its subsequent recapitalization, the Company presents its financial results in two formats, GAAP and pro forma, in order to provide investors with additional information regarding its operating performance.

“This quarter marks another consecutive period of strong revenue growth and improving pro forma EPS performance for Advanced Medical Optics,” said Jim Mazzo, president and chief executive officer. “This performance demonstrates the continuing successful execution of our plan to invest in our core businesses and fortify our position as a global technology leader. Since becoming an independent company 15 months ago, we established an aggressive plan to introduce superior and innovative products, solidify our manufacturing strategy, strengthen our cash flow and improve our capital structure. With these priorities accomplished, we now have a firm foundation for sustained growth and profitability in 2004 and beyond.”

The Company expects net revenue for the full year of 2003 to be between $575 million and $585 million, and pro forma diluted earnings per share to be between $0.77 and $0.78 For the full year of 2004, the Company anticipates net revenue in the range of $605 million to $615 million and pro forma diluted earnings per share in the range of $0.98 to $1.00.

For the first nine months of 2003, net revenue was $434.5 million, up 11.1 percent versus the same period in 2002. Excluding the effect of currency of 5.3 percent and 8.3 percent, revenue grew 3.2 percent and 2.8 percent for the third quarter and first nine months of 2003, respectively, compared to the same periods in 2002.

Reported net income for the first nine months of 2003 was $612,000, or $0.02 per diluted share, compared to reported net income of $17.1 million, or $0.59 per diluted share, for the first nine months of 2002. Pro forma net income for the first nine months of 2003 was $13.6 million, or $0.46 per diluted share, compared to pro forma net income of $8.1 million, or $0.28 per diluted share, for the same period one year ago.

In the third quarter, the Company completed a recapitalization plan designed to improve its financial and operating flexibility. As part of the plan, the Company completed a tender offer for $115 million of its 9¼ percent senior subordinated notes in July, utilizing a portion of the proceeds from its $140 million convertible senior subordinated note offering completed in June. The Company also retired an additional $15 million of the 9¼ percent notes in September 2003. In addition, the Company’s Japan subsidiary entered into a ¥2.5 billion (approximately US$22 million) term loan facility agreement in September 2003. As a result of these actions, the Company continues to reduce its cost of capital.

As previously announced, the Company expects to complete its acquisition of a manufacturing facility in Madrid, Spain, in the fourth quarter. The acquisition, coupled with the continued expansion of its Hangzhou facility in China, solidifies the Company’s eye care manufacturing strategy and positions it to transition from current eye care supply arrangements.

Financial Highlights

The Company reported gross profit of $94.1 million for the third quarter of 2003, up 7.1 percent from $87.9 million in the same period one year ago. This performance reflects the continued success of its Sensar®and Clariflex® intraocular lenses and the Sovereign® Compact phacoemulsfication system, as well as growth in the COMPLETE® branded line of eye care solutions. In the third quarter, the gross margin was 62.3 percent, compared to 63.1 percent in the third quarter of 2002. The higher gross margin in 2002 reflects the favorable margins associated with lower-cost inventory on hand at the time of the spin-off.

For the third quarter of 2003, reported SG&A expenses were $67.6 million, or 44.7 percent of sales, compared to $61.3 million, or 44.0 percent of sales, for the third quarter of 2002. Reported SG&A expenses for the first nine months of 2003 were $205.1 million, or 47.2 percent of sales, compared to $175.1 million, or 44.8 percent of sales, for the same period in 2002. On a pro forma basis, SG&A expenses for the first nine months of 2003 were $205.1 million, or 47.2 percent of sales, compared to $184.9 million, or 47.3 percent of sales, for the first nine months of 2002.

Research and development expenses were increased during the quarter to $9.3 million, or 6.1 percent of revenue, from $6.6 million, or 4.7 percent of revenue, in the same period one year ago. The increased R&D expenditures reflect the Company’s heightened focus on delivering sustainable, technology-based products that improve practitioner productivity and patient outcomes. For the first nine months of 2003, research and development expenses were $27.0 million, or 6.2 percent of revenue, up from $21.4 million, or 5.5 percent of revenue, for the same period one year ago.

Reported non-operating expenses in the third quarter were $23.4 million, including the costs associated with implementation of the Company’s recapitalization plan. Pro forma non-operating expenses in the third quarter were $5.2 million, compared to $9.2 million in the third quarter of 2002. For the first nine months of 2003, reported and pro forma non-operating expenses were $37.5 million and $15.1 million, respectively, compared to $16.3 million and $19.8 million, respectively, in the first nine months of 2002.

As of September 26, 2003, AMO’s cash and equivalents stood at $35.2 million, and the principal amount on long-term debt was $232.4 million. Net accounts receivable at the end of the third quarter were $134.7 million versus $132.4 million in the prior quarter of 2003. Inventories remained relatively constant during the third quarter of 2003 at $44.3 million, versus $44.9 million in the prior quarter of 2003. For the quarter, depreciation and amortization was $4.0 million and capital expenditures were $3.6 million. As of September 26, 2003, working capital (excluding cash) was $91.6 million.

The Company’s estimated effective tax rate for the first nine months of 2003 was 42 percent. During the quarter, the Company repatriated cash from foreign jurisdictions as part of its recapitalization. Looking ahead to 2004, the Company does not plan to repatriate significant amounts of cash, and therefore expects to see its effective tax rate reduced to the mid to high 30 percent range in future years.

Ophthalmic Surgical

The Company’s ophthalmic surgical revenue grew 11.0 percent in the third quarter to $74.2 million, compared to $66.8 million in 2002’s third quarter. Excluding the effect of currency of 5.4 percent, ophthalmic surgical revenue grew 5.6 percent. For the first nine months, ophthalmic surgical revenue was $220.0 million, compared to $195.1 million in the first nine months of 2002, representing a 12.7 percent year-over-year increase. Excluding the effect of currency of 8.1 percent, surgical revenues for the first nine months of 2003 grew 4.6 percent.

In the third quarter, total intraocular lens revenue was $50.4 million, compared to revenue of $44.3 million in the third quarter of 2002, representing a 13.9 percent increase. Foldable intraocular lens revenue increased 14.1 percent over the third quarter of 2002, which is attributable to the strong customer demand for the Company’s proprietary OptiEdge®series, including the Sensar® acrylic and Clariflex® silicone intraocular lenses.

Also contributing to the Company’s surgical revenue growth in the third quarter were sales of the new Sovereign®Compact™ system, a smaller, portable system that provides the same excellent clinical outcomes as the Sovereign® phacoemulsification system. Both of these systems feature the Company’s proprietary WhiteStar™ technology, which uses multi-pulsed ultrasound energy and sophisticated fluidics to emulsify the nucleus during cataract surgery. Surgeons prefer the Sovereign® with WhiteStar™ system because it maximizes their cutting power while virtually eliminating heat and turbulence, which allows for a more controlled and efficient phaco procedure and better post-op patient results.

Eye Care

AMO’s eye care business also achieved strong sales performance in the quarter, with revenue of $77.0 million, up 6.2 percent compared to $72.5 million in 2002’s third quarter. Excluding the effect of currency of 5.2 percent, growth was 1.0 percent for the quarter. For the first nine months of 2003, eye care revenue rose to $214.5 million from $195.9 million, reflecting a 9.5 percent increase over the first nine months of 2002. Excluding the effect of currency of 8.5 percent, eye care revenue grew 1.0 percent during the first nine months of 2003. In Europe and Japan, the Company’s eye care products hold leading market positions and have achieved accelerated market growth. In the United States, the Company’s flagship branded product line, COMPLETE® grew faster than the market and leading competitors for the second consecutive period.

The COMPLETE® branded product line grew 5.8 percent to $31.2 million in the third quarter, compared to the same period of 2002. During the third quarter, the Company launched its newest technology — COMPLETE®MoisturePLUS™ contact lens solution — in North America and Europe. COMPLETE®MoisturePLUS™ is the first and only multi-purpose contact lens solution with a unique formulation featuring dual lubricants that help prevent dryness and irritation associated with contact lens wear while supporting ocular health.

Pro Forma Explanation

AMO’s guidance for the full year 2003 and 2004 earnings per share is provided on a pro forma basis. The guidance excludes costs associated with the recapitalization and early retirement of debt in 2003 because these costs are unique to the Company’s recapitalization. Earnings-per-share guidance also excludes the effect of unrealized gains or losses on derivative instruments due to the unpredictability of foreign currency fluctuations. AMO does not provide a reconciliation of projected pro forma earnings per share to expected reported results due to the unknown effect and probable significance of foreign currency fluctuations on the fair value of its currency derivatives.

In the third quarter of 2003, the Company recorded an unrealized gain of $0.3 million on derivative instruments relating to foreign currency option contracts. For the first nine months of 2003, the Company recorded an unrealized gain of approximately $59,000, versus an unrealized loss of $1.9 million in the same period of 2002, on derivative instruments relating to foreign currency option contracts. In accordance with SFAS No. 133, the Company records mark-to-market adjustments on these instruments during the life of the contracts.

AMO provides its historical earnings results in two formats. The first format presents reported, or GAAP, results for the third quarters and years to date of 2003 and 2002. The second format presents pro forma, or comparable, results for the third quarters and years to date of 2003 and 2002. The pro forma results reflect the adjusted financial statements that include the incremental costs associated with operating an independent company, and exclude the non-recurring costs related to AMO’s spin-off from Allergan, Inc. in June 2002, the unrealized gain or loss on derivative instruments, and early debt extinguishment costs. The Company’s management uses this format to measure and compare its regional and global performance absent the impact of foreign currency fluctuations and debt extinguishment costs. Additionally, management believes this format is useful for investors to perform more meaningful comparisons of operating results. A reconciliation of reported and pro forma historical results is provided in the attachments to this press release.

Live Webcast & Audio Replay

Mr. Mazzo and Richard A. Meier, AMO’s corporate vice president and chief financial officer, will host a live Web cast to discuss third-quarter results and future expectations today at 10:00 a.m. ET. To participate, visit the Company’s Investors/Media site at http://www.amo-inc.com. Audio replay will be available at approximately 12:00 p.m. ET today and will continue through Thursday, November 6, 12:00 a.m. ET, at (800) 405-2236 (Passcode 551499#) or by visiting http://www.amo-inc.com.

About Advanced Medical Optics

Advanced Medical Optics, Inc. (AMO) is a global leader in the development, manufacturing and marketing of ophthalmic surgical and contact lens care products. The Company focuses on developing a broad suite of innovative technologies and devices to address a wide range of eye disorders. Products in the ophthalmic surgical line include foldable intraocular lenses, phacoemulsification systems, viscoelastics and related products used in cataract surgery, and microkeratomes used in LASIK procedures for refractive error correction. AMO owns or has the rights to such well-known ophthalmic surgical product brands such as Phacoflex®, Clariflex®, Array® and Sensar® foldable intraocular lenses, the Sovereign® phacoemulsification system with WhiteStar™ technology and the Amadeus™ microkeratome. Products in the contact lens care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the well-known contact lens care product brands the Company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, COMPLETE® MoisturePLUS™, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care® and blink™ branded products. Amadeus is a licensed product of, and a trademark of, SIS, Ltd. OptiEdge is a trademark of Ocular Sciences, Inc.

Advanced Medical Optics, Inc. is based in Santa Ana, California, and employs approximately 2,000 worldwide. The Company has operations in about 20 countries and markets products in approximately 60 countries. For more information, visit the Company’s web site at www.amo-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements and forecasts about AMO and its businesses, such as the guidance for 2003 and 2004. Because forecasts are inherently estimates that cannot be made with precision, the Company’s performance may at times differ from its estimates and targets, and the Company often does not know what the actual results will be until after a quarter’s end. Therefore, the Company will not report or comment on its progress during the quarter. Any statement made by others with respect to progress mid-quarter cannot be attributed to the Company.

Statements in this press release regarding AMO’s products’ future performance, the Madrid acquisition, the transition of manufacturing, sales growth, lower cost of capital, reduced effective tax rate and Mr. Mazzo’s statements, and any other statements in this press release that refer to AMO’s estimated or anticipated future results are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses, including but not limited to changing competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; AMO’s ability to maintain a sufficient supply of products; product liability claims or quality issues; the uncertainties associated with intellectual property protection for the Company’s products; the timely closing of the Madrid acquisition; and the potential impact of severe acute respiratory syndrome (SARS) on AMO’s businesses and/or markets. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting AMO and its Businesses” in AMO’s 2002 Form 10-K and in AMO’s Form 10-Q for the quarter ended June 27, 2003, also include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available on the World Wide Web at www.amo-inc.com, or you can contact the AMO Investor Relations Department by calling 714-247-8348.

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Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended			Nine Months Ended
(in thousands, except per share amounts)	September 26, 2003	September 27, 2002		September 26, 2003	September 27, 2002

Net sales:
Ophthalmic surgical	$74,157	$66,808		$219,982	$195,120
Eye care	76,995	72,494		214,482	195,858

	151,152	139,302		434,464	390,978
Cost of sales	57,045	51,398		163,763	149,094

Gross profit	94,107	87,904		270,701	241,884

Selling, general and administrative	67,600	61,339		205,106	175,124
Research and development	9,256	6,571		26,996	21,439

Operating income	17,251	19,994		38,599	45,321

Non-operating expense (income):
Interest expense	5,888	5,649		20,442	7,815
Unrealized (gain) loss on derivative instruments	(341)	—		(59)	1,931
Other, net	17,896	3,524		17,161	6,551

	23,443	9,173		37,544	16,297

Earnings (loss) before income taxes	(6,192)	10,821		1,055	29,024
Provision (benefit) for income taxes	(2,528)	4,983		443	11,900

Net earnings (loss)	$(3,664)	$5,838		$612	$17,124

Net basic earnings (loss) per share	$(0.13)	$0.20		$0.02	$0.60

Net diluted earnings (loss) per share	$(0.13)	$0.20		$0.02	$0.59

Weighted average number of shares outstanding:
Basic	29,110	28,724	(a)	28,962	28,724	(a)
Diluted	29,110	28,905	(a)	29,274	28,905	(a)

(a)	Computed based on the 28,723,512 shares outstanding on June 29, 2002, the date of the spin-off, as the average number of shares for the period. Diluted shares outstanding includes the dilutive effect of approximately 181,000 shares resulting from AMO stock options granted in July 2002 and stock options converted from Allergan stock options as of June 29, 2002. The presentation of earnings per share for the nine months ended September 27, 2002 is for additional analysis purposes only as the Company's earnings were part of Allergan's earnings through the spin-off date.

Advanced Medical Optics, Inc.

Pro Forma Condensed Consolidated Statements of Operations (1)

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	Three Months Ended September 26, 2003				Three Months Ended September 27, 2002
(in thousands, except per share amounts)	GAAP	Adjustments		Pro Forma	GAAP	Adjustments	Pro Forma

Net sales:
Ophthalmic surgical	$74,157	$—		$74,157	$66,808	$—	$66,808
Eye care	76,995			76,995	72,494		72,494

	151,152			151,152	139,302		139,302
Cost of sales	57,045			57,045	51,398		51,398

Gross profit	94,107			94,107	87,904		87,904

Selling, general and administrative	67,600			67,600	61,339		61,339
Research and development	9,256			9,256	6,571		6,571

Operating income	17,251			17,251	19,994		19,994

Non-operating expense (income):
Interest expense	5,888	(1,165	) (3)	4,723	5,649		5,649
Unrealized gain on derivative instruments	(341)	341	(2)	—	—		—
Other, net	17,896	(17,424	) (4)	472	3,524		3,524

	23,443	(18,248)		5,195	9,173		9,173

Earnings (loss) before income taxes	(6,192)	18,248		12,056	10,821		10,821
Provision (benefit) for income taxes	(2,528)	7,706	(5)	5,178	4,983		4,983

Net earnings (loss)	$(3,664)	$10,542		$6,878	$5,838	$—	$5,838

Net basic earnings (loss) per share	$(0.13)			$0.24	$0.20		$0.20

Net diluted earnings (loss) per share	$(0.13)			$0.23	$0.20		$0.20

Weighted average number of shares outstanding:
Basic	29,110			29,110	28,724		28,724
Diluted	29,110			30,361	28,905		28,905

(1)	The Pro Forma Condensed Consolidated Statements of Operations exclude certain debt refinancing related items and the unrealized gain on derivative instruments. See below for additional detail.

(2)	To exclude the unrealized gain on derivative instruments.

Certain debt refinancing costs associated with the consummation of the $115.0 million "Modified Dutch Auction" tender offer in July 2003 and the repurchase of $15.0 million of notes in September 2003 were incurred and are excluded from pro forma amounts as follows:

(3)	Pro-rata write-off of debt issuance costs and original issue discount of $5,386 and recognition of a pro-rata portion of net realized gains on interest rate swaps of $4,221; and

(4)	The aggregate premium paid for tender offer and repurchase of notes of $19,429 and a foreign currency gain of $2,005 resulting from settlement of certain intercompany accounts and related transfer of cash utilized to repurchase notes.

(5)	Related tax effect of adjustments above.

Advanced Medical Optics, Inc.

Pro Forma Condensed Consolidated Statements of Operations (1)

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	Nine Months Ended September 26, 2003				Nine Months Ended September 27, 2002
(in thousands, except per share amounts)	GAAP	Adjustments		Pro Forma	GAAP	Adjustments		Pro Forma

Net sales:
Ophthalmic surgical	$219,982	$—		$219,982	$195,120	$—		$195,120
Eye care	214,482			214,482	195,858			195,858

	434,464			434,464	390,978			390,978
Cost of sales	163,763			163,763	149,094	842	(5)	149,936

Gross profit	270,701			270,701	241,884	(842)		241,042

Selling, general and administrative	205,106			205,106	175,124	9,778	(6)	184,902
Research and development	26,996			26,996	21,439	400	(7)	21,839

Operating income	38,599			38,599	45,321	(11,020)		34,301

Non-operating expense (income):
Interest expense	20,442	(5,752	) (3)	14,690	7,815	8,877	(8)	16,692
Unrealized (gain) loss on derivative instruments	(59)	59	(2)	—	1,931	(1,931	) (2)	—
Other, net	17,161	(16,754	) (4)	407	6,551	(3,450	) (9)	3,101

	37,544	(22,447)		15,097	16,297	3,496		19,793

Earnings before income taxes	1,055	22,447		23,502	29,024	(14,516)		14,508
Provision for income taxes	443	9,428	(10)	9,871	11,900	(5,517	) (10)	6,383

Net earnings	$612	$13,019		$13,631	$17,124	$(8,999)		$8,125

Net basic earnings per share	$0.02			$0.47	$0.60			$0.28

Net diluted earnings per share	$0.02			$0.46	$0.59			$0.28

Weighted average number of shares outstanding:
Basic	28,962			28,962	28,724			28,724
Diluted	29,274			29,935	28,905			28,905

(1)	The Pro Forma Condensed Consolidated Statements of Operations exclude certain non-recurring items, debt refinancing related items and the unrealized gain or loss on derivative instruments and include pro forma adjustments to reflect the estimated incremental costs associated with being an independent public company. See below for additional detail.

(2)	To exclude the unrealized (gain) loss on derivative instruments.

Certain debt refinancing costs associated with the prepayment of the term loan in June 2003, the consummation of the $115.0 million "Modified Dutch Auction" tender offer in July 2003 and the repurchase of $15.0 million of notes in September 2003 were incurred and are excluded from pro forma amounts as follows:

(3)	Pro-rata write-off of debt issuance costs and original issue discount of $7,797 and recognition of a pro-rata portion of net realized gains on interest rate swaps of $2,045; and

(4)	The aggregate premium paid for tender offer and repurchase of notes of $19,429 and a foreign currency gain of $2,675 resulting from settlement of certain intercompany accounts and related transfer of cash utilized to repurchase notes and for prepayment of term loan.

(5)	To exclude the write-off of $2,558 for inventory deemed unusable due to the spin-off from Allergan and to include the estimated incremental costs of $3,400 for the six months ended June 28, 2002 resulting from the agreed to mark-up costs for certain products to be manufactured and supplied by Allergan.

(6)	To exclude duplicate operating expenses of $8,282 associated with the Company's spin-off from Allergan and to include the estimated incremental costs of $18,060 associated with being an independent public company.

(7)	To include the estimated incremental costs associated with being an independent public company.

(8)	To reflect the increase in estimated interest expense for the six months ended June 28, 2002, including the amortization of the original issue discount, and the amortization of debt origination fees and expenses associated with the Company's June 2002 issuance of senior subordinated notes and the Company's credit facility entered into in June 2002.

(9)	To exclude early debt extinguishment costs associated with the June 2002 prepayment of debt in Japan with a portion of the proceeds from the senior subordinated notes and senior credit facility.

(10)	Related tax effect of adjustments above.